Exhibit 99.1

David B. Smith, Jr. Elected to ITW Board of Directors

GLENVIEW, ILLINOIS—(December 4, 2009)—Illinois Tool Works Inc. (NYSE:ITW) today announced that David B. Smith, Jr. has been elected to ITW’s Board of Directors. Smith is the Executive Vice President for Policy & Legal Affairs and General Counsel at the Mutual Fund Directors Forum in Washington DC. Previously, Smith held several positions at the Securities and Exchange Commission including Associate Director of the Division of Investment Management.

David B. Smith’s election comes prior to the planned retirement of his uncle, Harold B. Smith, in May 2010. The Smith family founded ITW in 1912. Harold B. Smith is a retired officer of the company and has served as a Board member since 1968.

“We are pleased to have David B. Smith join our Board. His breadth of experience in the public and private sectors will serve ITW well as we continue to develop and diversify our Board of Directors,” said David B. Speer, ITW Chairman & Chief Executive Officer. “We also want to recognize and thank Harold B. Smith for his many valuable years of service to ITW and his instrumental role in ITW’s growth over the years. We look forward to his continued contributions during this transition.”

Smith received a bachelor of arts in philosophy from Carlton College and a masters of arts in English from The University of Chicago. He received his juris doctorate, magna cum laude, from Harvard Law School.

With $17.1 billion in 2008 revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 895 business units in 54 countries and employs some 59,000 people.

SOURCE: Illinois Tool Works Inc.

Contact: Alison Donnelly, 847-657-4565 or adonnelly@itw.com